As filed with the Securities and Exchange Commission on June 29, 2016.

Registration No. 333-176940

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT No. 2

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Nielsen Holdings plc

(Exact name of registrant as specified in its charter)

England and Wales	98-1225347
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

85 Broad Street New York, New York 10004 +1 (646) 654-5000	AC Nielsen House London Road Oxford Oxfordshire OX3 9RX United Kingdom +1 (646) 654-5000
(Address, including zip code, of principal executive offices)

The Nielsen Company 401(k) Savings Plan

(Full Title of the Plan)

Eric J. Dale

Chief Legal Officer

Nielsen Holdings plc

85 Broad Street

New York, New York 10004

(646) 654-5000

(Name, address and telephone number, including area code, of agent for service)

With copies to:

Joseph H. Kaufman

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

Nielsen Holdings plc (the “Registrant”) is filing this Post-Effective Amendment No. 2 to Registration Statement on Form S-8 to deregister certain securities originally registered by the Registrant pursuant to its Registration Statement on Form S-8 filed with the U.S. Securities and Exchange Commission (the “Commission”) on September 21, 2011, File No. 333-176940, as amended by the Post-Effective Amendment No. 1 filed with the Commission on August 31, 2015 (the “Amended S-8”). The Amended S-8 covered shares of the Registrant to be offered under The Nielsen Company Savings Plan (the “Savings Plan”) and The Nielsen Company 401(k) Savings Plan (the “401(k) Plan”), as well as interests to be offered or sold pursuant to such plans.

On December 29, 2015, the Savings Plan merged into the 401(k) Plan and, as a result, the Savings Plan ceased to exist. In addition, on December 29, 2015, the Registrant entered into the amended and restated 401(k) Plan, which is attached hereto as Exhibit 4.2. No future awards will be made under the Savings Plan. Of the 130,000 shares registered under the Savings Plan, 4,382 shares have been issued. Accordingly, by this Post-Effective Amendment No. 2 to Registration Statement on Form S-8, the Registrant hereby deregisters 125,618 shares of the Registrant and all interests that remain unsold under the Savings Plan. Shares and interests previously registered with the Commission to be offered under the amended and restated 401(k) Plan and that are unsold will continue to be offered.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Items 1 and 2 of Part I of the Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act of 1933 and the introductory note to Part I of the Form S-8. The documents containing the information specified in Part I of the Form S-8 will be delivered to the participants in the 401(k) Plan (as amended and restated) covered by the Registration Statement on Form S-8 (File No. 333-176940), as amended, to the extent required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed by the Registrant with the Commission, are hereby incorporated by reference in this post-effective amendment:

(a)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2015 filed on February 19, 2016;

(b)	The 401(k) Plan’s Annual Report on Form 11-K for the year ended December 31, 2015 filed on June 27, 2016;

(c)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2016 filed on April 20, 2016;

(d)	The Registrant’s Current Reports on Form 8-K filed on January 6, 2016, January 11, 2016, March 30, 2016, April 28, 2016 and June 23, 2016;

(e)	The description of the Registrant’s shares contained in the Registrant’s registration statement on Form 8-A filed on January 20, 2011 pursuant to Section 12(b) of the Securities Act of 1933, including any amendments or supplements thereto, as updated by the description of the Registrant’s shares contained in the Registrant’s Current Report on Form 8-K (File No. 001-35042) filed on August 31, 2015.

All reports and other documents that the Registrant subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 after the date of this Post-Effective Amendment and prior to the filing of any further post-effective amendment indicating that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Post-Effective Amendment and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Post-Effective Amendment to the extent that a statement contained herein or in any other subsequently-filed amendment to this Post-Effective Amendment or in any document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Post-Effective Amendment.

Item 6.	Indemnification of Directors and Officers

The articles of association of the Registrant enable the Registrant to indemnify the directors and officers of the Registrant and to advance expenses to defend claims against directors and officers to the full extent of English law. Subject to exceptions described below, English law does not permit a company to exempt a director or certain officers from, or indemnify him or her against, liability in connection with any negligence, default, breach of duty or breach of trust by him or her in relation to the company. Indemnification is permitted for liabilities incurred in proceedings in which judgment is entered in favor of the director or officer and the director or officer is acquitted, or the director or officer is held liable, but the court finds that he or she acted honestly or reasonably and the relief should be granted.

The exceptions under the English Companies Act of 2006 allow a company to (and the articles of association of the Registrant provide that the Registrant may):

•	purchase and maintain director and officer insurance “D&O Insurance” against any liability arising in connection with any negligence, default, breach of duty or breach of trust owed to the company. D&O Insurance generally covers costs incurred in defending allegations and compensatory damages that are awarded. D&O Insurance will not cover damages awarded in relation to criminal acts, intentional malfeasance or other forms of dishonesty, regulatory offences or excluded matters such as environmental liabilities. In relation to these matters, D&O Insurance generally only covers defense costs, subject to the obligation of the director or officer to repay the costs if an allegation of criminality, dishonesty or intentional malfeasance is subsequently admitted or found to be true;

•	provide a qualifying third party indemnity provision, or “QTPIP.” This permits a company to indemnify its directors and certain officers (and directors and certain officers of an associated company) in respect of proceedings brought by third parties (covering both legal costs and the amount of any adverse judgment, except for: the legal costs of an unsuccessful defense of criminal proceedings or civil proceedings brought by the company itself, fines imposed in criminal proceedings and penalties imposed by regulatory bodies). The Registrant can therefore indemnify directors and certain officers against such third party actions as class actions or actions following mergers and acquisitions or share issues; and

•	make advancements to a director or certain officers in respect of defense costs in relation to civil and criminal proceedings against him or her (even if the action is brought by the company itself). This is subject to the requirement for the director or officer to reimburse the company if the defense is unsuccessful. However, if the company has a QTPIP in place whereby the director or officer is indemnified in respect of legal costs in civil proceedings brought by third parties, then the director or officer will not be required to reimburse the company as the cost of the loan can be paid under the QTPIP.

We have entered into indemnification agreements with the members of the board of directors and may enter into indemnification agreements with certain of our officers. We also purchased directors’ and officers’ liability insurance for the members of the board of directors and certain of our officers.

Item 8.	Exhibits.

For the list of exhibits, see the Exhibit Index to this Post-Effective Amendment, which is incorporated by reference herein.

Item 9.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post-effective amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wilton, State of Connecticut, on June 29, 2016.

NIELSEN HOLDINGS PLC

By:	/s/ Jamere Jackson
Name:	Jamere Jackson
Title:	Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Eric J. Dale and Harris A. Black, and each of them, any of whom may act without joinder of the other, the individual’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the person and in his or her name, place and stead, in any and all capacities, to sign any and all amendments or supplements to the Registration Statement on Form S-8 being amended by this post-effective amendment, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and does hereby grant unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this post-effective amendment has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Dwight M. Barns	Chief Executive Officer and Director (Principal Executive Officer)	June 29, 2016

/s/ Jamere Jackson Jamere Jackson	Chief Financial Officer (Principal Financial Officer)	June 29, 2016

* Jeffrey R. Charlton	Corporate Controller (Principal Accounting Officer)	June 29, 2016

* James A. Attwood Jr.	Director	June 29, 2016

* David L. Calhoun	Director	June 29, 2016

* Karen M. Hoguet	Director	June 29, 2016

* James M. Kilts	Director	June 29, 2016

/s/ Harish Manwani Harish Manwani	Director	June 29, 2016

/s/ Kathryn V. Marinello Kathryn V. Marinello	Director	June 29, 2016

Signature	Title	Date

* Robert C. Pozen	Director	June 29, 2016

/s/ Vivek Y. Ranadivé Vivek Y. Ranadivé	Director	June 29, 2016

* Javier G. Teruel	Director	June 29, 2016

/s/ Lauren Zalaznick Lauren Zalaznick	Director	June 29, 2016

/s/ Harris Black Harris Black	Registrant’s Authorized Representative in the United States	June 29, 2016

*By:	/s/ Harris Black
Harris Black Attorney-in-fact

The Nielsen Company 401(k) Savings Plan

The Plan. Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on June 29, 2016, 2016.

THE NIELSEN COMPANY 401(K) SAVINGS PLAN

By:	/s/ Linda Briganti
Name:	Linda Briganti
Title:	Vice President – Treasury

EXHIBIT INDEX

The agreements and other documents filed as exhibits to this Registration Statement on Form S-8 are not intended to provide factual information or other disclosure other than with respect to the terms of the agreements or other documents themselves, and you should not rely on them for that purpose. In particular, any representations and warranties made by the registrant in these agreements or other documents were made solely within the specific context of the relevant agreement or document and may not describe the actual state of affairs as of the date they were made or at any other time.

Exhibit Number	Description of Document

4.1	Articles of Association of Nielsen Holdings plc (incorporated herein by reference to Exhibit 3.1 to the Current Report on Form 8-K filed on August 31, 2015 (File No. 001-35042))

4.2*	The Nielsen Company 401(k) Savings Plan (amended and restated on December 29, 2015)

23.1*	Consent of Ernst & Young LLP

24.1*	Power of Attorney (included on the signature page to this Post-Effective Amendment)

24.2	Power of Attorney (incorporated by reference to Exhibit 24.1 to the registration statement on Form S-8 filed on September 21, 2011 (File No. 333-176940))

*	Filed herewith.